Exhibit 99.1

AMMO, Inc. to Participate in Fireside Chat at the

35th Annual ROTH Conference

SCOTTSDALE, Ariz., March 13, 2023 — AMMO, Inc. (Nasdaq: POWW, POWWP) (“AMMO” or the “Company”) the owner of GunBroker.com, the largest online marketplace serving the firearms and shooting sports industries, and a leading vertically integrated producer of high-performance ammunition and components, announces today that management will participate in a fireside chat at the 35th Annual Roth Conference being held on March 12-14, 2023 at The Ritz Carlton, Laguna Niguel in Dana Point, California.

Event:	Fireside Chat at the 35th Annual ROTH Conference
Date:	Tuesday, March 14, 2023
Time:	9:00am – 9:25am Pacific Time
Location:	BLUE – Consumer Gaming Health & Wellness - Salon 2

Management will be holding one-on-one meetings with investors and analysts during the conference. To request a meeting with management, please contact your ROTH representative. For additional information, use the link below:

https://www.meetmax.com/sched/event_89809/conference_home.html

About AMMO, Inc.

With its corporate offices headquartered in Scottsdale, Arizona, AMMO designs and manufactures products for a variety of aptitudes, including law enforcement, military, sport shooting and self-defense. The Company was founded in 2016 with a vision to change, innovate and invigorate the complacent munitions industry. AMMO promotes its own branded munitions, including its patented STREAK™ Visual Ammunition, /stelTH/™ subsonic munitions, and armor piercing rounds for military use. For more information, please visit: www.ammo-inc.com.

About GunBroker.com

GunBroker.com is the largest online marketplace dedicated to firearms, hunting, shooting and related products. Aside from merchandise bearing its logo, GunBroker.com currently sells none of the items listed on its website. Third-party sellers list items on the site and Federal and state laws govern the sale of firearms and other restricted items. Ownership policies and regulations are followed using licensed firearms dealers as transfer agents. Launched in 1999, GunBroker.com is an informative, secure and safe way to buy and sell firearms, ammunition, air guns, archery equipment, knives and swords, firearms accessories and hunting/shooting gear online. GunBroker.com promotes responsible ownership of guns and firearms. For more information, please visit: www.gunbroker.com.

Forward Looking Statements

This document contains certain “forward-looking statements”. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, goals and objectives of management for future operations; any statements concerning proposed new products and services or developments thereof; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

Forward looking statements may include the words “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words, or the negative thereof. These forward-looking statements present our estimates and assumptions only as of the date of this report. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates they are made. You should, however, consult further disclosures and risk factors we include in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K.

Investor Contact:

CoreIR

Phone: (212) 655-0924

IR@ammo-inc.com